Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:	Michele Howard 770-441-2051

Immucor CEO Dr. Gioacchino De Chirico Announces Retirement;

Board Appoints Joshua H. Levine CEO and Director

NORCROSS, Ga., June 12, 2011 – Immucor, Inc. (Nasdaq: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today announced that Dr. Gioacchino De Chirico has stepped down as President and Chief Executive Officer and as a director of the Company. Effective today, Joshua H. Levine has been appointed President and Chief Executive Officer and as a director of the Company. Prior to Dr. De Chirico’s retirement in June 2012, he will remain with the organization to ensure a smooth transition.

“During my 18 years with Immucor, our strategy has been to deliver automation and bring molecular to the blood bank to improve patient safety and the operations of blood banks and transfusion centers around the world. I am proud of Immucor’s contributions to transfusion medicine, and believe Josh is the right leader to guide the Company through the next stage of growth,” stated Dr. De Chirico.

“Under Nino’s leadership, Immucor evolved from a small, U.S.-focused company to a global leader in transfusion medicine. I would like to personally thank Nino for his years of service and dedication to Immucor and this industry,” stated Joseph Rosen, Immucor’s Chairman of the Board. “With nearly three decades in the medical device industry, we are impressed by Josh’s proven track record of developing talent and driving value for customers and shareholders. I am confident that Josh will capitalize on Immucor’s strengths to create an even stronger market position for our Company.”

Mr. Levine was most recently President and Chief Executive Officer of Mentor Corporation, a NYSE-listed medical device manufacturer in the aesthetic medicine industry. He was also a member of Mentor’s Board of Directors. Mr. Levine led the transformation of Mentor Corporation into a pure play aesthetic medicine company and a global leader in its market. Acquired by Johnson and Johnson in 2009, Mentor had more than 1,200 employees worldwide and approximately $375 million in annual revenue.

Mr. Levine’s tenure with Mentor spanned 14 years. He previously held various executive positions at Mentor, including Chief Operating Officer. Previously, Mr. Levine served with Kinetic Concepts, Inc., American Hospital Supply Corporation and Baxter International. Mr. Levine graduated from the University of Arizona.

“Immucor’s automation strategy has created a market-leading business franchise in transfusion medicine that I am excited and proud to join,” stated Mr. Levine. “I appreciate Nino’s support during the transition period and look forward to building on Immucor’s past success to deliver results for customers, patients and ultimately our shareholders.”

More information about Joshua Levine and a photo are available at http://investor.immucor.com/management.cfm

On Monday, June 13, 2011 at 9:00 a.m. ET, Immucor will host a financial analyst conference call to discuss this leadership update. Below are details to participate.

Conference Call Details: This call will include a question and answer session for the financial analysts. Members of the media, industry analysts and others may join the call in listen-only mode on the following dial-in number.

When: Monday, June 13, 9:00 a.m. ET

URL: www.immucor.com in the Investor Relations section

Listen-only: U.S.: +1 888-324-9321
International: + 1-210-234-0095
Participant passcode: BLUD

Replay: A replay of the event will be available on Immucor’s website for approximately 60 days. Additionally, replay will be available for approximately one week at the numbers below:
U.S.: +1 800-947-6451
International: +1 402-220-4084
Passcode: 5870

About Immucor
Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments. For more information on Immucor, please visit our website at www.immucor.com.
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